Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Director of Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES ANNOUNCES RETIREMENT OF COO GUS STEPHAS

CHATTANOOGA, Tenn. (September 4, 2018) - CBL Properties (NYSE:CBL) today announced the retirement of Gus Stephas, CBL’s EVP - Chief Operating Officer, rounding out a nearly 50 year career in the real estate industry.

“On behalf of CBL’s Board of Directors, employees and business partners, I would like to recognize and thank Gus for his dedication and contributions to CBL’s success over the years,” stated Stephen Lebovitz, CBL’s Chief Executive Officer.

“Gus has contributed to CBL and the shopping center industry in innumerable ways throughout his multi-decade career,” continued Lebovitz. “Gus has been an integral part of CBL since its formation, helping to hone the Company’s reputation as a first-class manager of market-dominant centers. His innate understanding of the business and his financial expertise have lent a beneficial perspective to CBL’s leasing and operations, leading to a stronger and more efficient organization. Gus is also known for his gregarious management style, which has energized the organization with a spirit of comradery and clearly demonstrated his passion for the industry and CBL.”

Mr. Stephas’ retirement will conclude a nearly 50 year career in the real estate industry, including 40 years with CBL and its predecessor company. Mr. Stephas joined CBL’s predecessor company as Controller at its formation in 1978. He was promoted several times throughout his career and in 2010 was named Executive Vice President and Chief Operating Officer. Prior to joining CBL, he was affiliated with the shopping center division of Arlen Realty as an accountant and later as assistant controller. He relocated from the New York metropolitan area to Chattanooga in 1970 as part of the merger of Arlen’s shopping center division with Independent Enterprises, a Chattanooga-based developer of shopping centers.

The effective date of Mr. Stephas’ retirement will be December 31, 2018. Over the next few months, he will assist in the transition of responsibilities to other members of CBL’s executive team, including CBL’s EVP - Operations, Mike Harrison.

About CBL Properties
Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL's portfolio is comprised of 116 properties totaling 72.6 million square feet across 26 states, including 74 high-quality enclosed, outlet and open-air retail centers and 11 properties managed for third parties. CBL continuously strengthens its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties.  For more information visit cblproperties.com.

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